Exhibit 99.1

Corporate Headquarters                                             May 17, 2005
One Fashion Way
Baldwyn, MS 38824


Released by:  Ellen Kennedy
              (662) 365-6109


                             HANCOCK FABRICS REPORTS
                          2005's FIRST QUARTER RESULTS

Hancock Fabrics, Inc. (NYSE symbol: HKF) today announced the unaudited results of 2005's first quarter.

Sales in the 13 weeks ended April 30, 2005 decreased 6.9% to $97.8 million from $105.1 million in the same quarter of 2004. The Company reported a net loss of $3.3 million, or $.18 per diluted share, compared with net earnings of $.8 million, or $.04 per diluted share, in the first quarter a year ago. The earnings comparison was negatively affected by an increase in the government's Producer Price Index that the Company uses to measure inflation in inventories, which resulted in a higher LIFO charge to cost of sales this year. Although having no cash impact, the LIFO charge caused a negative swing in the after-tax earnings comparison of $.04 per share.

The first quarter of 2005 had one less day than in 2004, because Hancock changed its fiscal year-end from Sunday to Saturday. The effect of having one less day in this year's first quarter was to decrease sales by approximately $.7 million, while the impact on earnings was insignificant. Comparable store sales declined 6.9% in the quarter, comparing the same 90 days of both years.

In commenting on the results, Jane F. Aggers, Chief Executive Officer, stated, "The continuation of the negative sales trend in the first quarter of 2005 is a further indication that we have to connect better with our customers and our stores. Assortments in our core businesses of home decorating, quilting and apparel fabrics were not complete in the spring, nor were they merchandised effectively. These areas are being addressed as part of the development of an overall plan that will involve new/expanded merchandise lines, changes to the advertising strategy and enhancements to store presentation. The clear goal of this plan is to truly give our customers the store they expect," Aggers said.

Hancock Fabrics, Inc.                                               Page 2
Press Release                                                       May 17, 2005


"Gross margins continued to be pressured by the need for markdowns to clear seasonal goods during this period of slow sales and by the LIFO charge. On the expense side, every effort is being made to hold the line on expenses and, in fact, selling, general and administrative expense dollars were down slightly during the first quarter, even with 16 more stores and the normal inflationary tendencies inherent in virtually every expense category," Aggers continued.

"The balance sheet remains strong, with $41 million of debt, or 25% of total capitalization. Inventories are up $6.6 million over the prior year, due primarily to the addition of 16 stores since the end of 2004's first quarter," Aggers said.

"As we move forward over the next few months, our stores will go through a transition that will involve, among other things, enhancements to several lines of fabric, notions and sewing machines, the remerchandising of certain areas of the store to accommodate customer shopping preferences and the use of newspaper advertising inserts for the first time. In the near-term, we will continue to focus on opportunities within the four walls of existing stores, with less immediate emphasis on growing the store base. Once we have returned to a model that is performing at a higher productivity rate, we will be in a better position to add store growth to our list of objectives," Aggers concluded.

Hancock Fabrics, Inc. is a specialty retailer of fabric and related home sewing and decorating accessories. The Company operates 446 retail fabric stores in 43 states and operates an internet store under the domain name, www.hancockfabrics.com


Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's suppliers and/or its distribution center and its stores, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Hancock Fabrics, Inc.                                              Page 3
Press Release                                                      May 17, 2005


                CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                  (000's omitted, except for per share amounts)

                                                         13 Weeks         13 Weeks
                                                      April 30, 2005     May 2, 2004
                                                    -----------------   ---------------

Sales                                               $       97,840       $    105,089

Cost of Goods Sold                                          51,134             52,606
                                                    -----------------  ----------------

  Gross Profit                                              46,706             52,483

Expenses:
  Selling, general & administrative                         49,325             49,379
  Depreciation & amortization                                2,234              1,710
                                                    -----------------  ----------------
                                                            51,559             51,089
                                                    -----------------  ----------------

Operating Income (Loss)                                     (4,853)             1,394

Interest Expense, net                                          332                112
                                                    -----------------  ----------------

Earnings (Loss) Before
  Income Taxes                                              (5,185)             1,282


Income Taxes                                                (1,882)               466
                                                    -----------------  ----------------

Net Earnings (Loss)                                 $       (3,303)      $        816
                                                    =================  ================

Earnings (Loss) Per Share

    Basic                                           $        (0.18)      $       0.05
                                                    =================  ================

    Diluted                                         $        (0.18)      $       0.04
                                                    =================  ================



Weighted Average Shares Outstanding:

    Basic                                                   18,337             17,994

    Diluted                                                 18,337             18,791

LIFO Charge (Credit)
  Included in
  Cost of Goods Sold                                $        1,000       $       (150)

Hancock Fabrics, Inc.                                              Page 4
Press Release                                                      May 17, 2005

                           CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                                  April 30,            May 2,
                                                                    2005                2004
                                                                --------------      -----------
ASSETS:
Current assets:
    Cash and cash equivalents                                    $       3,730       $   3,246
    Inventories                                                        157,607         150,963
    Other current assets                                                 3,230           2,871
                                                                --------------      -----------

       Total current assets                                            164,567         157,080

Property and equipment, at depreciated cost                             69,747          63,357
Pension payment in excess of required contribution                      13,464          15,406
Other noncurrent assets                                                 11,781          13,412
                                                                --------------      -----------

                                                                 $     259,559       $ 249,255
                                                                ==============      ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Accounts payable and accrued liabilities                     $      57,003       $  57,464
    Income taxes                                                         4,115           4,897
                                                                --------------      -----------

       Total current liabilities                                        61,118          62,361

Long-term debt obligations                                              41,000          23,000
Postretirement benefits other than pensions                             22,751          22,533
Other noncurrent liabilities                                             9,969           9,543
Shareholders' equity                                                   124,721         131,818
                                                                 -------------      -----------

                                                                  $    259,559       $ 249,255
                                                                 =============      ===========


Released at 4:00 P. M.
Baldwyn, MS